Exhibit 99.1
RXi Pharmaceuticals to Strengthen Strategic Focus by
Separating into Two Publicly Traded Companies
Galena Biopharma to Focus on Targeted Cancer Therapies
RXi Pharmaceuticals to Focus on RNAi-Based Therapeutics
•	Separation of oncology and RNAi programs expected to enhance shareholder value through stronger development and strategic focus

•	Institutional investors to invest $9.5 million in RXi Pharmaceuticals and $2.5 million in Galena Biopharma

•	Galena to retain minority equity interest in RXi with potential to receive up to $45 million in milestones
WORCESTER, Mass., September 26, 2011— RXi Pharmaceuticals Corporation (NASDAQ: RXII), a biotechnology company focused on discovering, developing and commercializing innovative therapies addressing major unmet medical needs using targeted biotherapeutics, today reported that it will separate its programs into two publicly traded companies: Galena Biopharma will focus on the development of targeted cancer therapies; and RXi Pharmaceuticals will focus on the development of RNAi-based therapeutics. The RNAi programs have been contributed to the new RXi, which is expected to be spun off later this year. In connection with these transactions, the Company has changed its name to Galena Biopharma, but will continue to trade under the ticker symbol “RXII” until the completion of the spin-off.
As part of these transactions, institutional investors have agreed to invest $9.5 million in RXi preferred stock and $2.5 million in Galena common stock, for a total of $12 million. The RXi preferred stock will be convertible into 83% of the equity of RXi as of the completion of the spin-off. The investment in Galena common stock will be priced “at market” based on a volume-weighted average trading price. No warrants will be issued in the transaction.
It is expected that approximately 8% of the equity in RXi will be distributed on a share-for-share basis so that a holder of one share of Galena common stock prior to the distribution will hold one share of RXi and one share of Galena after the spin-off. Galena will retain a 4% equity position in RXi, and Advirna, LLC, a private company and key licensor of RXi, will acquire5% of the equity. The completion of the spin-off and the related transactions, including the financing of RXi, are subject to certain conditions, including registration of the spin-off distribution with the Securities and Exchange Commission.
Mark Ahn, Ph.D., the President and Chief Executive Officer of Galena Biopharma, will serve on the board of RXi. Anastasia Khvorova, Ph.D., will serve as RXi’s Senior Vice President and Chief

Scientific Officer, and Pamela Pavco, Ph.D., will serve as RXi’s Senior Vice President of Pharmaceutical Development. A search for RXi’s Chief Executive Officer is underway.
“We believe that the spin-off transaction will enhance shareholder value by providing a sharper strategic focus for both of the Company’s key programs,” commented Dr. Ahn. “Galena will focus its resources on its lead product, NeuVax™, a cancer immunotherapy that is expected to initiate its Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax™ Treatment) study in the first half of 2012. Galena also recently acquired Folate Binding Protein-E39 (FBP), a targeted vaccine scheduled to commence Phase 1/2 trials by year-end 2011.”
Dr. Ahn also stated, “RXi will focus on advancing its lead anti-scarring and anti-fibrosis product, RXI-109, into the clinic in 2012, as well as unlocking the therapeutic potential of gene silencing more broadly through its proprietary, next generation RNAi platform with several ongoing and future partners.”
Dr. Ahn concluded, “We are delighted to be strengthening our balance sheet at this uncertain time in the financial markets. We view this pair of financings from a strong group of investors as an endorsement of both of our platforms and our planned path forward.”
About Galena Biopharma
Galena Biopharma, Inc. (Nasdaq: RXII) is a Portland, Oregon-based biopharmaceutical company that develops innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care. For more information please visit us at www.galenabiopharma.com.
About NeuVax™ (E75)
NeuVax consists of the E75 peptide derived from human epidermal growth factor receptor 2 (HER2) combined with the immune adjuvant granulocyte macrophage colony-stimulating factor (GM-CSF). Treatment with NeuVax stimulates cytotoxic (CD8+) T cells in a highly specific manner to target cells expressing any level of HER2. NeuVax is given as an intradermal injection once a month for six months, followed by a booster injection once every six months. Based on a successful Phase 2 trial, which achieved its primary endpoint of disease free survival (DFS), the Food and Drug Administration (FDA) granted NeuVax a Special Protocol Assessment (SPA) for its Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax™ Treatment) study. The Phase 3 trial is expected to commence in the first half of 2012.
According to the National Cancer Institute, over 200,000 women in the U.S. are diagnosed with breast cancer annually. Of these women, about 75% test positive for HER2 (IHC 1+, 2+ or 3+). Only 25% of all breast cancer patients, those with HER2 3+ disease, are eligible for Herceptin®

(trastuzumab; Roche-Genentech), which had revenues of over $5 billion in 2010. NeuVax targets the remaining 50% of HER2-positive patients (HER2 1+ and 2+) who achieve remission with current standard of care, but have no available HER2-targeted adjuvant treatment options to maintain their disease-free status.
Folate Binding Protein (FBP)-E39
Folate Binding Protein-E39 (FBP) is a targeted vaccine aimed at preventing the recurrence of ovarian, endometrial, and breast cancers. The FBP vaccine consists of the E39 peptide derived from the folate binding protein combined with the immune adjuvant granulocyte macrophage colony stimulating factor (GM-CSF). FBP is over-expressed (20-80 fold) in more than 90% of ovarian and endometrial cancers, as well as 20—50% of breast, lung, colorectal, and renal cell carcinomas. FBP has very limited tissue distribution and expression in non-malignant tissue, making it an ideal immunotherapy target. A Phase 1/2 trial is expected to commence by year end 2011.
Ovarian cancer occurs in over 22,000 patients per year in the U.S. and is the most lethal gynecologic cancer. Although the incidence of ovarian cancer is only approximately 20% of that of breast cancer, the number of patients that die from ovarian cancer is nearly 50% greater than the percentage of breast cancer patients who die from this disease. Endometrial cancer is the most common gynecologic cancer and occurs in over 46,000 women, with over 8,000 deaths, in the U.S. annually. While many patients respond to initial treatment and become clinically free of disease, the majority of these patients will relapse, and, once the disease recurs, the treatment options and successes drop dramatically.
About RXi Pharmaceuticals
RXi Pharmaceuticals is a wholly-owned biotechnology subsidiary of Galena focused on discovering, developing and commercializing innovative therapies based on its proprietary, next-generation RNAi platform. Therapeutics that use RNA interference, or “RNAi,” have great promise because of their ability to “silence,” or down-regulate, the expression of a specific gene that may be overexpressed in a disease condition. Building on the pioneering work of scientific founder and Nobel Laureate Dr. Craig Mello, RXi’s first RNAi product candidate, RXI-109, which targets CTGF (connective tissue growth factor), is scheduled to commence human clinical trials in anti-scarring in 2012. RXi is expected to be spun-out as an independent, publicly traded company in late 2011, after which RXi’s common stock is expected to commence trading under the symbol “RXII.”
About RXI-109
RXi Pharmaceuticals has initiated development of clinical candidate RXI-109, a self-delivering RNAi compound (sd-rxRNA) for the reduction of dermal scarring in planned surgeries. RXI-109 is designed to reduce the expression of CTGF, a critical regulator of several biological pathways involved in fibrosis, including scar formation in the skin. RXI-109 is expected to enter clinical trials in 2012.
About Self-delivering rxRNA™ (or sd-rxRNA)
RXi’s sd-rxRNA compounds are designed for therapeutic use and have drug-like properties, such as high potency, target specificity, serum stability, reduced immune response activation, and efficient cellular uptake. They are hybrid oligonucleotide molecules that RXi believes combine the beneficial properties of both conventional RNAi and antisense technologies. sd-rxRNAs have a single-stranded phosphorothioate region, a short duplex region, and contain a variety of nuclease-stabilizing and lipophilic chemical modifications. The combination of these features has the potential to allow sd-rxRNAs to achieve efficient spontaneous cellular uptake and potent, long-lasting intracellular activity.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the possible benefits of the announced transactions and the timing of the proposed spin-off, as well as statements about expectations, plans and prospects of the development of Galena’s and RXi’s respective new product candidates. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including the risks that the anticipated benefits of the announced transactions are not achieved and that the proposed spin-off is delayed or is never completed, as well as the risks, uncertainties and assumptions relating to the development of Galena’s and RXi’s new product candidates, including those identified under “Risk Factors” in Galena’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q and in other filings Galena periodically makes with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this presentation.
Galena is offering the shares of its common stock described above pursuant to a shelf registration statement on Form S-3, including a base prospectus, previously filed and declared effective by the SEC. The securities may be offered only by means of a prospectus. A preliminary prospectus supplement related to the offering will be filed with the SEC. Electronic copies of the preliminary prospectus supplement, when available, may be obtained by accessing the SEC’s website, www.sec.gov.

Contacts:
Contacts:Madeline Hatton
Toll free: +1 (855) 855-GALE (4253), ext. 101
info@galenabiopharma.com
or
Remy Bernarda
IR Sense, LLC
+1 (415) 203-6386
remy@irsense.com